Exhibit 99

PRESS RELEASE
FOR IMMEDIATE RELEASE:	July 7, 2014
For Further Information:	Timothy T. O'Dell, CEO
Phone: 614.334.7979
Fax: 614.318-4666

CENTRAL FEDERAL CORPORATION, PARENT OF CFBANK, ANNOUNCES PREFERRED DIVIDEND

Worthington, Ohio – July 7, 2014 – The Board of Directors of Central Federal Corporation (Nasdaq:CFBK) (the “Company”) announced the declaration of a cash dividend on its 6.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series B (the “Series B Preferred Stock”), for the dividend period commencing on May 12, 2014 and including June 30, 2014.  The dividend in the amount of $0.2170 per share of Series B Preferred Stock will be payable on or about July 15, 2014 to holders of record of the Series B Preferred Stock as of June 30, 2014.

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892.  CFBank is a Full Service Business Bank focused on servicing closely held companies and entrepreneurs. With the addition in January 2014 of a Loan Production Office servicing the Cleveland Market, CFBank now has a presence in 3 of the Largest Metro Markets in Ohio plus 2 Banking Offices located in Columbiana County. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com